SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

POWER SPORTS FACTORY, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota	000-25385	41-1853993
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6950 Central Highway, Pennsauken, NJ	08109
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (856) 488-9333

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2008, the Board of Directors of the Company had terminated Steven A. Kempenich as our Chief Executive Officer and removed him as a director. Mr. Kempenich was also terminated as Secretary of the Company.

In March, 2009, Mr. Kempenich sued the Company, and our directors and executives, Shawn Landgraf and Steven Rubakh, for, inter alia, breach of contract and the covenant of good faith and fair dealing, unjust enrichment, promissory estoppel, tortious interference with contract, trade libel, and violation of the New Jersey Wage Act.  On July 24, 2009 (the “Settlement Date”), we agreed to settle all matters involved in this case on the following basis: we would pay to Mr. Kempenich $10,000 within 30 days of the Settlement Date and would deliver to Mr. Kempenich shares of the Company’s common stock from certificates issued to an existing shareholder in September 2007 worth $15,000, the number of shares to be calculated by averaging the market prices of our common stock over the 30 days prior to the Settlement Date; Mr. Kempenich would be removed as a guarantor on two corporate loans, and the Defendants jointly and severally agreed to indemnify Mr. Kempenich against any liability under these loans; the parties agreed to mutual non-disparagement and non-defamation and that any public representations would be consistent therewith.

In accordance with the settlement agreement with Mr. Kempenich, on September 1st, 2009, we completed payment of $10,000 and transfer by an existing shareholder of 258,621 shares of our common stock to Mr. Kempenich (the number of shares being calculated to be worth $15,000 based on the 30 day average price of 5.8 cents for our common stock).

In addition, the Company has reviewed the facts surrounding the August 2008 Board of Director action terminating Mr. Kempenich.  In this review, the Company’s Board of Directors determined that there was not cause to  terminate Mr. Kempenich’s employment. However, the parties have elected not to resume their relationship. We agreed to amend in this Current Report our Current Report on Form 8-K, filed August 20, 2008, to disclose our Board of Director’s determination in this regard.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POWER SPORTS FACTORY, INC.

By:	/s/ Shawn Landgraf
Shawn Landgraf, Chief Executive Officer
Date: October 22, 2009